UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2003

i2 Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-28030 (Commission File Number)	75-2294945 (I. R.S. Employer Identification No.)

One i2 Place 11701 Luna Road Dallas, Texas (Address of principal executive offices)		75234 (Zip Code)

Registrant’s telephone number, including area code: (469) 357-1000

ITEM 5. OTHER EVENTS

On May 8, 2003, i2 Technologies, Inc. (the “Company” or “i2”) issued a press release announcing that NASDAQ had notified the Company that its common stock will be delisted from the NASDAQ Stock Market effective at the opening of the market on Friday, May 9, 2003. The Company stated that, as support for its decision, a NASDAQ Listing Qualifications Panel noted that i2 had not yet filed its annual report on Form 10-K for the fiscal year ended December 31, 2002 or any restatements with respect to prior periods currently being re-audited.

The Company also reiterated that it is working diligently to bring current its filings with the SEC, which is dependent upon completing the Company’s ongoing re-audits. The Company stated that it currently believes that it will file its annual report on Form 10-K, as well as its quarterly report on Form 10-Q for the quarter ended March 31, 2003, in June. The Company also announced that based on its belief that it will be able to complete and file its required SEC filings within this time period, the Company has determined to appeal the Listing Qualification Panel’s decision. The Company noted that during the appeals process, i2’s common stock will remain delisted and there can be no assurance as to whether or not the appeals process will lead to a different result.

The Company further stated that in the event that the Company’s appeal is unsuccessful, i2 intends to re-apply to the NASDAQ National Market at such time that it can satisfy NASDAQ’s initial listing requirements, which include, among other things, a minimum bid requirement of $5. The Company can provide no assurance that i2’s common stock will satisfy the minimum bid requirement or that the common stock will otherwise be approved for listing.

The Company also stated that it believes that its common stock will be eligible to trade on the OTC Bulletin Board once its annual report on Form 10-K and quarterly report on Form 10-Q have been filed with the SEC. In the meantime, the Company noted that the common stock may become quoted in the Pink Sheets upon application by a market maker.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

99.1 Press release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

i2 TECHNOLOGIES, INC.

Dated: May 9, 2003

By:	/s/ WILLIAM M. BEECHER
William M. Beecher
Executive Vice President and
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Press release.

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